Exhibit 11

                       CCF HOLDING COMPANY AND SUBSIDIARY
                        Computation of Per Share Earnings
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

                                                          Three Months Ended              Six Months Ended
                                                             June 30, 1997                  June 30, 1997
                                                            ---------------                --------------


     Common stock - shares issued,
        net of 4,168 treasury stock                              860,832                         911,732

     Unallocated ESOP shares                                     (59,400)                        (61,200)
                                                                ---------                       ---------

     Common stock - shares outstanding                           801,432                         850,532

     Weighted average ESOP shares - committed                        600                           1,500

     Weighted average shares repurchased                         (32,590)                        (59,907)
                                                                --------                        --------

     Weighted average shares outstanding                         769,442                         792,125
                                                               =========                        ========


     Net income per share                                     $      .02                             .06
                                                               =========                        ========

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